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                               STOCK PURCHASE AGREEMENT


                                     by and among


                            FlashNet Communications, Inc.


                                         and

                                   Apogee Fund LP,
                                  Emmett M. Murphy,
                                 ISP Investors, L.P.,
                                  Scott M. Kleberg,
                                 J. Luther King, Jr.,
                                   Scot C. Hollmann
                                         and
                              Fourteen Hill Capital, LP


                                     May 7, 1998



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

                                  TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I.

     TERMS OF THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II.

     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE III.

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . 2

ARTICLE IV.

     REPRESENTATIONS AND WARRANTIES OF BUYERS. . . . . . . . . . . . . . . .25

ARTICLE V.

     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE VI.

     SHARE TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE VII.

     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION. . . . . . . . . . . . . .33

ARTICLE VIII.

     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34


                                      i

ARTICLE IX.

     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40


                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of May 7, 1998 by and among (i) FlashNet Communications, Inc., a Texas corporation (the "Company"), and (ii) Apogee Fund LP, a Delaware limited partnership, (iii) Emmett M. Murphy, (iv) ISP Investors, L.P., a Texas limited partnership (v) Scott M. Kleberg, (vi) J. Luther King, Jr., (vii) Scot C. Hollmann, and
(viii) Fourteen Hill Capital, LP, a Delaware limited partnership (each individually, a "Buyer," and collectively, the "Buyers").

     WHEREAS, the Company desires to sell to Buyers, and Buyers desire to purchase, certain shares of the Company's Preferred Stock, par value $1.00 per share (the "Preferred Stock"), to be issued by the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Buyers hereby agree as follows:

                                 ARTICLE I.

                          TERMS OF THE TRANSACTION

     1.1 AGREEMENT TO SELL AND TO PURCHASE SHARES. On the terms and subject to the conditions set forth in this Agreement, the Company hereby delivers to each Buyer, and each Buyer hereby purchases and accepts from the Company, the number of shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Shares") as set forth beside its name on SCHEDULE 1.1.

     1.2 PURCHASE PRICE AND PAYMENT. In consideration of the sale of the Shares, each Buyer hereby agrees to pay to the Company at the Closing (as defined below) the purchase price set forth beside its name on SCHEDULE 1.1, the aggregate of which shall be the "Purchase Price." Each Buyer shall pay its portion of the Purchase Price to the Company in immediately available funds by confirmed wire transfer to a bank account heretofore designated by the Company or in the form of a certified or bank cashier's check payable to the order of the Company.

                                  ARTICLE II.

                                    CLOSING

     The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Thompson & Knight, P.C., 801 Cherry Street, Suite 1600, Fort Worth, TX 76102 at 10:00 a.m., local time, on May 7, 1998, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date." All Closing transactions shall be deemed to have occurred simultaneously.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyers that:

     3.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Texas and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve the Company are pending or, to the best knowledge of the Company, threatened.

     3.2 QUALIFICATION. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing, or, as designated on SCHEDULE 3.2, has applied for such qualification or licensing, in each of the jurisdictions set forth on SCHEDULE 3.2, which are all the jurisdictions in which it owns, leases, or operates property or in which such qualification or licensing is required for the conduct of its business.

     3.3 CHARTER AND BYLAWS. The Company has made available to Buyers accurate and complete copies of (i) the charter and bylaws of each of the Company and the Subsidiaries as currently in effect, (ii) the stock records of each of the Company and the Subsidiaries, and (iii) the minutes of all meetings of the respective Boards of Directors of the Company and the Subsidiaries, any committees of such Boards, and the shareholders of the Company and the Subsidiaries (and all consents in lieu of such meetings). Such records, minutes, and consents accurately reflect the stock ownership of the Company and the Subsidiaries and all actions taken by such Boards of Directors, committees, and shareholders. Neither the Company nor any Subsidiary is in violation of any provision of its charter or bylaws, other than violations which, individually or in the aggregate, do not and will not have a Material Adverse Effect.

     3.4 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, no par value (the "Common Stock"), of which, as of the date hereof, 1,613,888 shares are outstanding and no shares are held in the Company's treasury, and 2,000,000 shares of Preferred Stock of which, as of the date hereof, no shares are held in the Company's treasury. The Shares constitute all the outstanding shares of Preferred Stock of the Company. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. Except as set forth on SCHEDULE 3.14, all issuances, sales, and repurchases by the Company of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. As of the date hereof, an aggregate of 239,857 shares of Common Stock of the Company are or shall be reserved for issuance and are issuable upon the exercise of stock options granted under the Company's stock option plan (such options currently outstanding are to purchase a total of 54,350 shares of Common Stock); furthermore, an aggregate of 504,955 shares of Common Stock of the Company are reserved for issuance and are issuable upon the exercise of outstanding warrants (subject to certain anti-dilution provisions applicable thereto); furthermore, an aggregate of 41,300 shares of Common Stock are reserved for issuance and are issuable upon the conversion of outstanding convertible notes. Except as disclosed above in this Section, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights. The Company is not a party to, and is not aware of, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock.

     3.5 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each Ancillary Document executed or to be executed by the Company has been, or when executed will be, duly executed and delivered by the Company and constitute, or when executed and delivered will constitute, valid and legally binding obligations of the Company, enforceable against the

Company in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     3.6 NONCONTRAVENTION. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of the Company or any Subsidiary, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound or any Permit held by the Company or any Subsidiary, (iii) result in the creation or imposition of any Encumbrance upon the properties of the Company or any Subsidiary, or (iv) assuming compliance with the matters referred to in
Section 3.7, violate any Applicable Law binding upon the Company or any Subsidiary, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect, and except, in the case of clause
(ii) above, for (A) such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers, and notices that are disclosed on SCHEDULE 3.6.

     3.7 GOVERNMENTAL APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery, or performance by the Company of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than as set forth on SCHEDULE 3.7.

     3.8  SUBSIDIARIES.

     (a) The Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or have any direct or indirect equity or ownership interest in any other person, other than the Subsidiaries. SCHEDULE 3.8 lists each Subsidiary, the jurisdiction of incorporation of each Subsidiary, and the authorized and outstanding capital stock of each Subsidiary. Each Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any Subsidiary are pending, or to the knowledge of the Company, threatened.

     (b) Except as otherwise indicated on SCHEDULE 3.8, all the outstanding capital stock or other equity interests of each Subsidiary are owned directly or indirectly by the Company, free and clear of all Encumbrances. All outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock or other equity interests of any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

     (c) Except as set forth on SCHEDULE 3.8, there are outstanding (i) no shares of capital stock or other voting securities of any Subsidiary, (ii) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of any Subsidiary,
(iii) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue or sell, any shares of capital stock or other voting securities of any Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.

     3.9 SHARES. The Shares to be issued by the Company pursuant to this Agreement have been duly authorized for such issuance and, when issued and delivered by the Company in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of the Shares under this Agreement is not subject to any preemptive or similar rights. When issued, the Shares will represent 23.8% of the issued and outstanding shares of capital stock of the Company, on a fully-diluted basis reflecting all shares issuable upon the exercise of all outstanding rights to acquire shares of the Company's capital stock.

     3.10 FINANCIAL STATEMENTS. The Company has delivered to Buyers accurate and complete copies of (i) the Company's audited consolidated balance sheets as of December 31, 1995, 1996 and 1997, and the related audited consolidated statements of income, stockholders' equity, and cash flows for each of the years then ended, and the notes and schedules thereto, together with the reports thereon of Deloitte & Touche, L.L.P., independent public accountants (the "Audited Financial Statements"), and (ii) the Company's unaudited consolidated balance sheet as of March 31, 1998 (the "Latest Balance Sheet"), and the related unaudited consolidated statements of income, stockholders' equity, and cash flows for the three-month period then ended (together with the Latest Balance Sheet, the "Latest Financial Statements"), certified by the Company's chief financial officer (collectively, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Company and its consolidated Subsidiaries in conformity with U.S. GAAP applied on a basis consistent with preceding years throughout the periods involved, except that the Latest Financial Statements are not accompanied by notes or other textual disclosure required by U.S. GAAP, and (iii) fairly present in all material respects the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended. Except for a $1,000,000 consulting services fee received by the Company in 1997 from American Communications Services, Inc., the statements of income included in the Financial Statements do not contain any items of special or nonrecurring income, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, nor have there been any transactions since March 31, 1998 giving rise to special or nonrecurring income or any such write-up or revaluation. All financial projections, forecasts, and other forward-looking information provided by the Company to Buyers were, as of their respective dates, prepared in good faith and on a basis that management of the Company believed to be reasonable.

     3.11 ABSENCE OF UNDISCLOSED LIABILITIES. To the best knowledge of the Company, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether due or to become due), except (i) liabilities reflected on the Latest Balance Sheet, (ii) liabilities described in the notes accompanying the Audited Financial Statements dated as of December 31, 1997, (iii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement),
(iv) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (v) liabilities specifically set forth on SCHEDULE 3.11, and
(vi) other liabilities which, in the aggregate, are not material to the Company and the Subsidiaries considered as a whole.

     3.12  ABSENCE OF CERTAIN CHANGES.   Except as disclosed on SCHEDULE
3.12, since March 31, 1998: (i) there has not been any change, development, or effect, individually or in the aggregate, that has had, or might reasonably be expected to have, a Material Adverse Effect on the Company or a Subsidiary; (ii) the businesses of the Company and the Subsidiaries have been conducted only in the ordinary course consistent with past practice; (iii) neither the Company nor any Subsidiary has incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) neither the Company nor any Subsidiary has suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance); and (v) neither the Company nor any Subsidiary has or has taken action to:

          (a) amend its charter or bylaws (other than to establish and designate the Shares);

          (b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof;

          (c) (i) split, combine, or reclassify any shares of its capital stock; (ii) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (iii) repurchase, redeem, or otherwise acquire any of its securities or any securities of any Subsidiary; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any Subsidiary;

          (d) (i) except in the ordinary course of business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person; (ii) make any loans, advances, or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries); (iii) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary; or (iv) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon;

          (e) (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

          (f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and the Subsidiaries considered as a whole;

          (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

          (h) make any capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000;

          (i) amend any Tax Return or make any Tax election or settle or compromise any federal, state, local, or foreign Tax liability material to the Company and the Subsidiaries considered as a whole;

          (j) pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements or incurred since January 1, 1998 in the ordinary course of business consistent with past practice;

          (k) enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

          (l) amend, modify, or change in any material respect any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

          (m) waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

          (n)  lay off any of its employees;

          (o)  change any of its banking or safe deposit arrangements;

          (p) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in U.S. GAAP and notice of which has been given in writing by the Company to Buyers; or

          (q) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

     3.13  TAX MATTERS.  Except as disclosed on SCHEDULE 3.13:

          (a) the Company and each Subsidiary have duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to them with the IRS or other applicable Taxing authority, and no extensions with respect to such Tax Returns have been requested or granted;

          (b) the Company and each Subsidiary have paid, or adequately reserved against in the Financial Statements, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to them, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as disclosed on SCHEDULE 3.13;

          (c) there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any of the Tax Returns;

          (d) the Company and each Subsidiary have made all deposits required with respect to Taxes;

          (e) no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested from the Company or any Subsidiary; and

          (f) the Company has not filed a consent under Section 341(f) of the Code.

     3.14 COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 3.14, to the best knowledge of the Company, the Company and the Subsidiaries have complied with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, business products and services, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights). Neither the Company nor any Subsidiary has received any written notice, which has not been dismissed or otherwise disposed of, that the Company or any Subsidiary has not so complied. Neither the Company nor any Subsidiary is charged or, to the best knowledge of the Company, threatened with, or, to the best knowledge of the Company, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Company or any Subsidiary.

     3.15 LEGAL PROCEEDINGS. There are no Proceedings pending or, to the best knowledge of the Company, threatened against or involving the Company or any Subsidiary (or any of their respective directors or officers in connection with the business or affairs of the Company or any Subsidiary) or any properties or rights of the Company or any Subsidiary, except (i) as disclosed on SCHEDULE 3.15, (ii) for any Proceedings that pertain to routine claims by persons other than Governmental Entities that are fully covered by insurance (subject to applicable insurance deductibles), (iii) for minor product or service warranty claims arising in the usual and ordinary course of business which in the aggregate may be satisfied at nominal cost to the Company, and (iv) for Proceedings which, individually or in the aggregate, if prosecuted to judgment, would not have a Material Adverse Effect on the Company. Except as disclosed on SCHEDULE 3.15, any and all potential liability of the Company and the Subsidiaries under such Proceedings is adequately covered (except for standard deductible amounts) by the existing insurance maintained by the Company and the Subsidiaries described in Section 3.31. Neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to have a Material Adverse Effect. There are no Proceedings pending or, to the best knowledge of the Company, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     3.16 TITLE TO PROPERTIES. Each of the Company and the Subsidiaries has good and indefeasible title, and in the case of real property insurable title, to all properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the Latest Balance Sheet, other than those disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice, free and clear of all Encumbrances, except: as disclosed on SCHEDULE 3.16, as set forth in the Latest Balance Sheet as securing specific liabilities, liens for Taxes not yet due and payable, statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable, and such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the Company's or any Subsidiary's normal operations. Except as disclosed on SCHEDULE 3.16, no financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any properties of the Company or any Subsidiary has been filed and is effective in any jurisdiction, and the Company and the Subsidiaries have not signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument).

     3.17 SUFFICIENCY AND CONDITION OF PROPERTIES. The properties owned, leased, or used by the Company and the Subsidiaries are (i) in the case of tangible properties, in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (ii) suitable for the purposes used, and (iii) adequate and sufficient for the normal operation of the Company's and the Subsidiaries' businesses, as presently conducted. The Company and the Subsidiaries own or have a valid leasehold interest in, or otherwise have a valid right to use, all such properties. To the best knowledge of the Company, such properties and their uses conform in all material respects to all Applicable Laws, and the Company has not, nor has any Subsidiary, received any notice to the contrary. All such tangible properties are in the Company's or a Subsidiary's possession or under their control.

     3.18  REAL PROPERTY.

     (a) Set forth on SCHEDULE 3.18 is a list, by street address and (in the case of owned real property) deed reference, of all real property owned or leased by the Company or any Subsidiary (for purposes of this Section, the "Real Property"), a summary description of the principal facilities and structures (if any) located thereon, and, with respect to leased Real Property, a summary description of the applicable leases and the material terms thereof. There are no persons (other than the Company or a Subsidiary) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any person (other than the Company or a Subsidiary) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property. The Real Property has full and free access to and from public highways, streets, and roads, and the Company has no knowledge of any pending or threatened Proceeding or any other fact or condition which would limit or result in the termination of such access. To the best knowledge of the Company, there exists no Proceeding or court order, or building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way impede or adversely affect the continued use of the Real Property by the Company and the Subsidiaries in the manner it is currently used.

     (b) To the best knowledge of the Company, all buildings, improvements, and fixtures situated on the Real Property conform in all material respects to all Applicable Laws. All the Real Property is zoned for the various purposes for which such Real Property is being used, and there exists no pending or, to the best knowledge of the Company, threatened Proceeding which might adversely affect the validity of such zoning.

     (c) The Real Property is connected to and serviced by water, sewage disposal, gas, telephone, and electric facilities which are adequate for the current use of the Real Property and, to the best knowledge of the Company, are in compliance with all Applicable Laws. To the best knowledge of the Company, all public utilities required for the operation of the Real Property enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements, and all utility lines and mains located on the Real Property have been properly dedicated to, and are serviced and maintained by, the appropriate public or quasi-public entity.

     (d) The buildings, improvements, and fixtures situated on the Real Property are in good condition and repair (excepting ordinary wear and tear and minor maintenance and repair problems which would normally be associated with such assets when used in connection with the operation of the Company's and the Subsidiaries' businesses), free of any patent structural defects of a material nature.

     (e) Neither the whole nor any part of the Real Property is subject to any pending Proceeding for condemnation or other taking by any Governmental Entity, and, to the best knowledge of the Company, no such condemnation or other taking is contemplated or threatened.

     (f) There are no unpaid charges, debts, liabilities, claims, or obligations incurred by or against the Company arising from the construction, occupancy, ownership, use, or operation of the Real Property, or the buildings, improvements, or fixtures situated thereon, or the business operated thereon, which could give rise to any mechanic's or materialmen's or other statutory lien against the Real Property, or the buildings, improvements, or fixtures situated thereon, or any part thereof, or for which the Company or any Subsidiary will be responsible.

     (g) Except for the Company's facility at 1800 and 1812 North Forest Park Boulevard in Fort Worth, Texas, the Real Property is not within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Disaster Protection Act of 1973.

     (h) The Company has made available to Buyers accurate and complete copies of all title insurance policies, title reports, other title documents, surveys, certificates of occupancy, and Permits in the possession of the Company relating to the Real Property or the buildings, improvements, or fixtures situated thereon.

     3.19 TANGIBLE PERSONAL PROPERTY. Set forth on SCHEDULE 3.19 is a list, as of the most recent practicable date, of all furniture, equipment, machinery, computer hardware, materials, motor vehicles, rolling stock, apparatus, tools, implements, appliances, and other tangible personal property (other than spare parts, supplies, and inventory) owned, leased, or used by the Company or any Subsidiary, except for items having a value individually of less than $10,000 which do not, in the aggregate, have a value exceeding $100,000. The motor vehicles and rolling stock owned or leased by the Company and the Subsidiaries are utilized solely for the transportation by the Company or a Subsidiary, for its own account and not for the account of others, of inventories, supplies, and other items relating to the operation of the Company's and the Subsidiaries' businesses, and such activities do not require the obtainment of any Permit.

     3.20 LEASED PROPERTY. Set forth on SCHEDULE 3.20 is a list and summary description of the material terms of all leases under which the Company or any Subsidiary is the lessee of real or personal property. Each of the Company and the Subsidiaries has good and valid leasehold interests in all properties held by it under lease. The lessee under each such lease and its predecessor under each such lease, if any, has been in peaceable possession (or remedied any claims relating thereto) of the property covered thereby since the commencement of the original term of such lease. No waiver, indulgence, or postponement of the lessee's obligations under any such lease has been granted by the lessor or of the lessor's obligations thereunder by the lessee. The lessee under each such lease is not in breach of or in default under such lease, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the lessee under such lease, and the lessee has not received any notice from, or given any notice to, the lessor indicating that the lessee or the lessor is in breach of or in default under such lease. To the best knowledge of the Company, none of the lessors under such leases is in breach thereof or in default thereunder. The lessee under each such lease has full right and power to occupy or possess, as the case may be, all the property covered by such lease.

     3.21 SPECIAL REPRESENTATION REGARDING SUBSCRIBERS. As of March 31, 1998, the Company had a total of approximately 167,000 subscribers under contract with the Company regarding the provision of Internet services.

     3.22 RECEIVABLES. All receivables (including accounts and notes receivable, employee advances, and accrued interest receivables) of the Company and the Subsidiaries as reflected on the Latest Balance Sheet or arising since the date thereof are valid obligations of the respective makers thereof, have arisen in the ordinary course of business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are collectible in full at their recorded amounts in the ordinary course of business without the expectation of the need to resort to litigation or other extraordinary collection efforts, net of all cash discounts and doubtful accounts as reflected on the Latest Balance Sheet (in the case of receivables so reflected) or on the books of the Company and the Subsidiaries (in the case of receivables arising since the date thereof). The allowances for doubtful accounts reflected on the Latest Balance Sheet and on the books of the Company and the Subsidiaries were determined in accordance with U.S. GAAP and were and are reasonable in light of historical data and other relevant information.

     3.23 INTELLECTUAL PROPERTY. Except for the trademarks, service marks, and trade names set forth on SCHEDULE 3.23, the Company and the Subsidiaries do not own, hold, use, or have pending any Intellectual Property. The Company and the Subsidiaries own or have rights to use all trademarks, service marks, and trade names, free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted. The Company and the Subsidiaries have not received any written notice or claim of any infringement, violation, misuse, or misappropriation by the Company or any Subsidiary of any Intellectual Property owned or purported to be owned by any other person.

     3.24 PERMITS. To the best knowledge of the Company, except for qualifications or licenses to do business in the states expressly listed on
SCHEDULE 3.2 as states with which the Company has a pending application for qualification or license, the Company and the Subsidiaries hold all Permits necessary or required for the conduct of the business of the Company and the Subsidiaries as currently conducted. Each of such Permits is in full force and effect, the Company or such Subsidiary is in compliance with all its obligations with respect thereto, and, to the best knowledge of the Company, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof. Except as disclosed on SCHEDULE 3.24, no notice has been issued by any Governmental Entity and no Proceeding is pending or, to the best knowledge of the Company, threatened with respect to any alleged failure by the Company or a Subsidiary to have any Permit the absence of which would have a Material Adverse Effect.

     3.25  AGREEMENTS.

     (a) Set forth on SCHEDULE 3.25 is a list of all the following agreements, arrangements, and understandings (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is otherwise bound:

            (i) collective bargaining agreements and similar agreements with employees as a group;

           (ii) employee benefit agreements, trusts, plans, funds, or other arrangements of any nature;

          (iii) agreements with any current or former shareholder, director, officer, employee, consultant, or advisor or any affiliate of
     any such      person;

           (iv) agreements between or among the Company and any of the Subsidiaries;

            (v) indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money by the Company or any Subsidiary or to the direct or indirect guarantee or assumption by the Company or any Subsidiary of any obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

           (vi) agreements relating to the acquisition or disposition of assets, other than those entered into in the ordinary course of business consistent with past practice;

          (vii) agreements relating to the acquisition or disposition of any interest in any business enterprise;

         (viii) agreements with respect to the lease of real or personal property;

           (ix) agreements concerning the management or operation of any real property;

            (x) any broker, distributor, dealer, manufacturer's representative, sales, agency, sales promotion, advertising, market research, marketing, consulting, research and development, maintenance, service, or repair agreement involving more than $10,000;

           (xi) license, royalty, or other agreements relating to Intellectual Property;

          (xii) partnership, joint venture, and profit sharing agreements;

         (xiii)     agreements with any Governmental Entity;

          (xiv) agreements relating to the release or disposal of hazardous material (as such term is defined in Section 3.27);

           (xv) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other person;

          (xvi) agreements containing any covenant limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any other person in any geographic area or during any period of time;

         (xvii) powers of attorney granted by the Company or any Subsidiary in favor of any person;

        (xviii)     agreements not made in the ordinary course of
     business; and

          (xix) other agreements, whether or not made in the ordinary course of business, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company and the Subsidiaries considered as a whole.

     (b) The Company has made available to Buyers accurate and complete copies of the agreements listed on SCHEDULE 3.25. Each of such agreements is a valid and binding agreement of the Company and the Subsidiaries (to the extent each is a party thereto) and (to the best knowledge of the Company) the other party or parties thereto, enforceable against the Company and the Subsidiaries (to the extent each is a party thereto) and (to the best knowledge of the Company) such other party or parties in accordance with its terms. Except as set forth on SCHEDULE 3.25, neither the Company nor any Subsidiary is in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the Company or any Subsidiary under, any of such agreements, and neither the Company nor any Subsidiary has received any notice from, or given any notice to, any other party indicating that the Company or any Subsidiary is in breach of or in default under any of such agreements. To the best knowledge of the Company, no other party to any of such agreements is in breach of or in default under such agreements, nor has any assertion been made by the Company or any Subsidiary of any such breach or default.

     (c) Neither the Company nor any Subsidiary has received notice of any plan or intention of any other party to any agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any agreement, and neither the Company nor any Subsidiary knows of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such agreement in accordance with its terms. Neither the Company nor any Subsidiary currently contemplates, or has reason to believe any other person currently contemplates, any amendment or change to any agreement, which amendment or change could have a Material Adverse Effect.

     3.26  ERISA.

     (a) Set forth on SCHEDULE 3.26 is a list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, (i) which is subject to any provision of ERISA, (ii) which is maintained, administered, or contributed to by the Company or any affiliate of the Company, and (iii) which covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. The Company has made available to Buyers accurate and complete copies of such plans (and, if applicable, the related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (ii) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to in this Section as the "Employee Plans." For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such on SCHEDULE 3.26.

     (b) Except as otherwise identified on SCHEDULE 3.26, (i) no Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (for purposes of this Section, a "Multiemployer Plan"), (ii) no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, (iii) no Employee Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code, and (iv) during the past five years, neither the Company nor any of its affiliates have made or been required to make contributions to any Multiemployer Plan. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Employee Plan. The fair market value of the assets held with respect to each Employee Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, exceeds the actuarially determined present value of all benefit liabilities accrued under such Employee Plan (whether or not vested) determined using reasonable actuarial assumptions. Neither the Company nor any affiliate of the Company has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The Company and all of the affiliates of the Company have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Company or any Subsidiary. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary or any director or officer of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect. There are no pending or, to the best knowledge of the Company, threatened claims by or on behalf of the Employee Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of the Company, its officers or directors, or such Employee Plans, under ERISA or any other Applicable Law and there is no basis for any such claim.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified since the date of its adoption, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Accurate and complete copies of the most recent IRS determination letters with respect to any such Plans have been made available to Buyers. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all Applicable Laws, including but not limited to ERISA and the Code, which are applicable to such Plans.

     (d) There is set forth on SCHEDULE 3.26 a list of each employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by the Company or any affiliate of the Company, and (iii) covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. Such contracts, plans, and arrangements as are described in the preceding sentence are referred to for purposes of this Section as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by Applicable Laws.

     (e) Neither the Company nor any affiliate of the Company has performed any act or failed to perform any act, and there is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company or any affiliate of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1) or 280G of the Code, or could give rise to any penalty or excise Tax pursuant to Section 4980B or 4999 of the Code.

     (f) Except as disclosed on SCHEDULE 3.26, there has been no amendment, written interpretation, or announcement (whether or not written) by the Company or any affiliate of the Company of or relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year.

     3.27  ENVIRONMENTAL MATTERS.

     (a)   Except as disclosed on SCHEDULE 3.27:

          (i) to the best knowledge of the Company, the properties, operations, and activities of the Company and the Subsidiaries comply with all Applicable Environmental Laws (as defined below);

          (ii) the Company and the Subsidiaries and the properties, operations, and activities of the Company and the Subsidiaries are not subject to any existing, pending, or, to the best knowledge of the Company, threatened Proceeding under, or to any remedial obligations under, any Applicable Environmental Laws;

          (iii) to the best knowledge of the Company, all Permits, if any, required to be obtained by the Company or any Subsidiary under any Applicable Environmental Laws in connection with any aspect of the business of the Company or the Subsidiaries, including without limitation those relating to the treatment, storage, disposal, or release of a hazardous material (as defined below), have been duly obtained and are in full force and effect, and the Company and the Subsidiaries are in compliance with the terms and conditions of all such Permits;

          (iv) to the best knowledge of the Company, the Company and the Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their respective operations and imposed by any Governmental Entity under any Applicable Environmental Laws, and the Company and the Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements;

          (v) to the best knowledge of the Company, there are no physical or environmental conditions existing on any property owned or leased by the Company or any Subsidiary or resulting from the Company's or any Subsidiary's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Applicable Environmental Laws;

          (vi) to the best knowledge of the Company, since the effective date of the requirements of Applicable Environmental Laws, all hazardous materials generated by the Company or any Subsidiary or used in connection with their respective properties, operations, or activities have been transported only by carriers authorized under Applicable Environmental Laws to transport such materials, and have been disposed of only at treatment, storage, and disposal facilities authorized under Applicable Environmental Laws to treat, store, or dispose of such materials, and, to the best knowledge of the Company, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened Proceeding in connection with any Applicable Environmental Laws;

          (vii) to the best knowledge of the Company, there has been no exposure of any person or property to hazardous materials, nor has there been any release of hazardous materials into the environment, by the Company or any Subsidiary or in connection with their respective properties, operations, or activities that could reasonably be expected to give rise to any claim for damages or compensation; and

          (viii) the Company and the Subsidiaries shall make available to Buyers all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company and the Subsidiaries relating to any of the current or former properties, operations, or activities of the Company and the Subsidiaries, provided that the Company and the Subsidiaries shall not be required to make available any such audits, studies, or correspondence that may be subject to the attorney-client privilege or similar privilege.

     (b) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in effect (currently or hereafter) in any and all jurisdictions in which the Company or any Subsidiary has conducted operations or activities or owned or leased property, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means
(i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids.

     (c) The representations and warranties contained in this Section would continue to be true and correct following disclosure to the applicable Governmental Entities of all relevant facts, conditions, and circumstances, if any, pertaining to the properties, operations, and activities of the Company and the Subsidiaries.

     3.28  LABOR RELATIONS.

     (a) Except as disclosed on SCHEDULE 3.28, (i) there are no collective bargaining agreements or other labor union contracts applicable to any employees to or by which the Company or any Subsidiary is a party or is bound, no such agreement or contract has been requested by any employee or group of employees of the Company or any Subsidiary, and no discussions have occurred with respect thereto by management of the Company or any Subsidiary with any such employees; (ii) no employees of the Company or any Subsidiary are represented by any labor organization, collective bargaining representative, or group of employees; (iii) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of the Company or any Subsidiary in an appropriate unit of the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary is aware of or involved with any representational campaign or other organizing activities by any union or other organization or group seeking to become the collective bargaining representative of any of its employees; (v) neither the Company nor any Subsidiary is obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees; and (vi) neither the Company nor any Subsidiary has experienced or is aware of any strikes, work stoppages, work slowdowns, or lockouts or any threats thereof by or with respect to any of its employees.

     (b) To the best knowledge of the Company, the Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of their respective employees and have no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any thereof. To the best knowledge of the Company, the Company and the Subsidiaries are not engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the best knowledge of the Company, threatened Proceeding against or involving the Company or any Subsidiary by or before, and neither the Company nor any Subsidiary is subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Entity in connection with any current, former, or prospective employee of the Company or any Subsidiary.

     (c) The Company believes that relations with the employees of the Company and the Subsidiaries are satisfactory.

     3.29  EMPLOYEES.  Set forth on SCHEDULE 3.29 is a list of:

          (a) all directors and officers of the Company and the Subsidiaries, and

          (b) the name, social security number, and dates of employment by the Company or a Subsidiary of each employee, agent, and consultant of the Company and the Subsidiaries as of March 31, 1998, whose annual rate of compensation in the current fiscal year will equal or exceed $60,000, together with the total amounts of salary, bonuses, and other compensation paid or payable by the Company or any Subsidiary to each such person for the current fiscal year and the immediately preceding fiscal year.

Except as disclosed on SCHEDULE 3.29, no severance payment, stay-on or incentive payment, or similar obligation will be owed by the Company or any Subsidiary to any of their respective directors, officers, or employees upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, or employee be entitled to an increase in severance payments or other benefits as a result of the transactions contemplated by this Agreement in the event of the subsequent termination of his or her employment.

     3.30 INSIDER INTERESTS. Except as disclosed on SCHEDULE 3.30 no shareholder, director, officer, or employee of the Company or any Subsidiary or any associate of any such shareholder, director, officer, or employee is presently, directly or indirectly, a party to any transaction with the Company or any Subsidiary, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer, employee, or associate. To the best knowledge of the Company, no shareholder, director, officer, or employee of the Company or any Subsidiary or any associate of any such shareholder, director, officer, or employee owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of the Company or any Subsidiary. For purposes of this Section only, an "associate" of any shareholder, director, officer, or employee means (i) a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law of such shareholder, director, officer, or employee or (ii) any corporation, partnership, trust, or other entity in which such shareholder, director, officer, or employee or associate thereof has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

     3.31 INSURANCE. The Company and the Subsidiaries maintain with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to their respective assets and operations against such casualties and contingencies of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by the Company or any Subsidiary. During the past three years, no application by the Company or any Subsidiary for insurance with respect to its assets or operations has been denied for any reason.

     3.32 FINANCIAL REQUIREMENTS. Set forth on SCHEDULE 3.32 is a list and summary description of all bonds, deposits, financial assurance requirements, and insurance coverage required, to the best knowledge of the Company, to be submitted to Governmental Entities for the continued ownership and operation of the business and assets of the Company and the Subsidiaries.

     3.33 BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth on SCHEDULE 3.33 are: (i) the name and address of each bank or other financial institution with which the Company or any Subsidiary has an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Company or any Subsidiary and the names and addresses of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from the Company or any Subsidiary. No such proxies, powers of attorney, or other like instruments are irrevocable.

     3.34 INVESTMENTS. The temporary cash investments reflected on the balance sheets included in the Financial Statements have maturities not more than 12 months from the date of acquisition by the Company or a Subsidiary and consist of: (i) securities issued or guaranteed or insured by the United States of America or any agency or instrumentality thereof; (ii) time deposit certificates of deposit and banker's acceptances of commercial banks organized under the laws of the United States of America or any state thereof with total assets of more than $50,000,000; (iii) commercial paper issued by any person incorporated in the United States rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.; or (iv) shares of money market funds substantially all of whose assets are comprised of securities or assets of the type described in clauses (i) through (iii) above.

     3.35 BOOKS AND RECORDS. All the books and records of the Company and the Subsidiaries, including all personnel files, employee data, and other materials relating to employees, are substantially complete and correct in all material respects, have been maintained in accordance with good business practice and, to the best knowledge of the Company, all Applicable Laws, and, in the case of the books of account, have been prepared and maintained in accordance with U.S. GAAP. Such books and records fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets, and liabilities of the Company and the Subsidiaries.

     3.36 ILLEGAL PAYMENTS. To the best knowledge of the Company, none of the Company or any Subsidiary or any director, officer, employee, or agent of the Company or any Subsidiary has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company or any Subsidiary, which the Company or any Subsidiary or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any Applicable Law.

     3.37 OFFERINGS OF SECURITIES. Except as disclosed on SCHEDULE 3.14, all securities which have been offered or sold by the Company or any Subsidiary have been registered pursuant to the Securities Act and applicable state securities laws or were offered and sold pursuant to valid exemptions therefrom. No registration statement, prospectus, private offering memorandum, or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time such registration statement became effective (in the case of a registered offering) or at the time of delivery of such registration statement, prospectus, private offering memorandum, or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. To the extent that any such securities were registered under the Securities Act, the applicable registration statements and prospectuses filed with the Securities and Exchange Commission pursuant to the Securities Act, at the time each such registration statement became effective, and at all times when delivery of a prospectus was required pursuant to the Securities Act, complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

     3.38 REGISTRATION RIGHTS. Except for demand registration rights granted to Ascend Communications, Inc. and except for "piggy-back" registration rights granted to Stephen Bradley Markwardt, Ascend
Communications, Inc., and holders of convertible notes issued by the Company in 1996, and pursuant to the Registration Agreement (as defined below), the Company has no obligation to register any of its securities under the Securities Act.

     3.39 BROKERAGE FEES. Except for fees payable to Columbia Capital Corporation pursuant to an engagement letter with the Company dated September 19, 1997, neither the Company nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. The Company shall indemnify and hold harmless Buyers from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by the Company or any of its affiliates.

     3.40 DISCLOSURE. No representation or warranty made by the Company in this Agreement, and no statement of the Company contained in any document, certificate, or other writing furnished or to be furnished by the Company pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. The Company knows of no matter (other than matters of a general economic character not relating solely to the Company or any Subsidiary in any specific manner) which has not been disclosed to Buyers pursuant to this Agreement which has or is reasonably likely to have a Material Adverse Effect on the Company. The Company has delivered or made available to Buyers accurate and complete copies of all agreements, documents, and other writings referred to or listed in this
Article III or any Schedule hereto.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

     Each Buyer represents and warrants to the Company, severally and not jointly, and only with respect to itself, that:

     4.1 ORGANIZATION AND FORMATION. Each corporate Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each partnership Buyer is duly formed and is in good standing (as applicable) under the laws of the jurisdiction of its formation. No actions or proceedings to dissolve any Buyer are pending or, to the best knowledge of Buyers, threatened.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each Buyer has full power and authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyers of this Agreement and the Ancillary Documents to which they are parties, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or partnership action, as applicable, of Buyers. This Agreement has been duly executed and delivered by Buyers and constitutes, and each Ancillary Document executed or to be executed by Buyers has been, or when executed will be, duly executed and delivered by each Buyer and constitute, or when executed and delivered will constitute, valid and legally binding obligations of each Buyer, enforceable against each Buyer in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     4.3 NONCONTRAVENTION. The execution, delivery, and performance by Buyers of this Agreement and the Ancillary Documents to which they are parties and the consummation by them of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws (or other governing documents), as applicable, of Buyers, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which any Buyer is a party or by which any Buyer or any of its properties may be bound or any Permit held by a Buyer, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyers, or
(iv) violate any Applicable Law binding upon Buyers, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of such Buyer and its subsidiaries considered as a whole or on the ability of such Buyer to consummate the transactions contemplated hereby.

     4.4 GOVERNMENTAL APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by any Buyer in connection with the execution, delivery, or performance by Buyers of this Agreement and the Ancillary Documents to which they are parties or the consummation by them of the transactions contemplated hereby or thereby, other than as set forth on SCHEDULE 4.4.

     4.5 DISCLOSURE OF INFORMATION. Buyers represent that they have had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition and the terms and conditions of the issuance of the Shares. The foregoing, however, shall not limit or modify the representations and warranties of the Company in Article III, shall not limit the rights of Buyers prior to and in anticipation of any issuance of the Shares pursuant hereto, and shall not limit the disclosure requirements of applicable federal and state securities laws.

     4.6 INVESTMENT EXPERIENCE. Each Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Each Buyer is an accredited investor as such term is defined in Regulation D promulgated under the Securities Act.

     4.7 RESTRICTED SECURITIES. Each Buyer understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Buyer represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of the Company (or a notation may be made in the appropriate records of the Company) in connection with the Shares.

     4.8 FURTHER LIMITATIONS ON DISPOSITION. It is agreed and understood by each Buyer that the Shares shall be subject to the Company's right of first offer as set forth in Article VI.

     4.9 LEGEND. It is agreed and understood by Buyers that the certificates representing the Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THE RIGHT TO SELL OR OTHERWISE TRANSFER THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT DATED MAY 7, 1998 AMONG THE CORPORATION AND CERTAIN SHAREHOLDERS, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

     4.10 INVESTMENT INTENT. Each Buyer is acquiring its portion of the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

     4.11 LEGAL PROCEEDINGS. There are no Proceedings pending or, to the best knowledge of Buyers, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     4.12 BROKERAGE FEES. No Buyer nor any of Buyers' affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Buyers shall indemnify and hold harmless the Company from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Buyers or any of their affiliates.

     4.13 DISCLOSURE. No representation or warranty made by Buyers in this Agreement, and no statement of Buyers contained in any document, certificate, or other writing furnished or to be furnished by Buyers pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits, or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

     5.1 CONFIDENTIALITY. Buyers agree that all Confidential Information (as defined below) shall be kept confidential by Buyers and shall not be disclosed by Buyers in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees, and authorized representatives (including without limitation attorneys, accountants, consultants, bankers, and financial advisors) of Buyers (collectively, for purposes of this Section, "Buyer Representatives"), and to potential acquirers of the Shares (other than to competitors of the Company, as defined according to SCHEDULE 6.1(b), which shall require the consent of the Company, such consent not to be unreasonably withheld) as need to know such information for the purpose of evaluating the transactions contemplated hereby or the condition of the Company, (ii) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing, and (iii) Confidential Information may be disclosed by a Buyer or any Buyer Representative to the United States Small Business Administration or the extent that a Buyer or Buyer Representative is legally compelled to do so, provided that, prior to making such disclosure, such Buyer or Buyer Representative, as the case may be, advises and consults with the Company regarding such disclosure and provided further that such Buyer or Buyer Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. The term "Confidential Information," as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of Buyers from the Company or their representatives pursuant to Section 5.9 hereof and all similar information obtained from the Company or their representatives by or on behalf of Buyers prior to the date of this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by Buyers or any Buyer Representative, (ii) was or becomes available to Buyers on a nonconfidential basis prior to disclosure to Buyers by the Company or its representatives, or (iii) was or becomes available to Buyers from a source other than the Company and its representatives, provided that such source is not known by Buyers to be bound by a confidentiality agreement with the Company.

     5.2 REGISTRATION RIGHTS AGREEMENT. The Company and Buyers shall enter into a registration rights agreement (the "Registration Agreement") at the Closing pursuant to which the Company shall agree to register the Common Stock issuable upon conversion of the Shares under the Securities Act on the terms and subject to the conditions set forth therein. The Registration Agreement shall be in substantially the form set forth as EXHIBIT 5.2.

     5.3 NONCOMPETITION AGREEMENTS. The Company shall enter into a noncompetition and nondisclosure agreement (the "Noncompetition Agreement") at the Closing with each individual listed on SCHEDULE 5.3(a), pursuant to which such persons shall agree not to compete, directly or indirectly, with the Company for the period and in the area of interest set forth therein. Each Noncompetition Agreement shall be in substantially the form set forth as
EXHIBIT 5.3(b).

     5.4 NONDISCLOSURE AGREEMENTS. The Company shall enter into a nondisclosure agreement (the "Nondisclosure Agreement") at the Closing with each individual listed on SCHEDULE 5.4(a). Each Nondisclosure Agreement shall be in substantially the form set forth as EXHIBIT 5.4(b).

     5.5 PUBLIC ANNOUNCEMENTS. Except as may be required by Applicable Law, no Buyer, on the one hand, or the Company, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld). Any such press release or public statement required by Applicable Law shall only be made after reasonable notice to the other parties.

     5.6  FEES AND EXPENSES.

     (a) The Company shall, promptly after receiving a billing statement regarding same, pay all reasonable fees and expenses of legal counsel to Buyers, as incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Documents and in connection with the transactions contemplated hereby and thereby; provided, however, that the Company shall not be required to pay pursuant to this paragraph more than $40,000 in the aggregate.

     (b) Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such fee or expense.

     5.7 TRANSFER TAXES. All sales, transfer, filing, recordation, registration, stamp, and similar Taxes and fees arising from or associated with the sale and transfer of the Shares as contemplated hereunder, whether levied on Buyers or Seller, shall be borne by the Company and the Company shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.

     5.8 USE OF PROCEEDS. The Company will use the proceeds from the sale of the Shares for: (i) capital expenditures associated with the Company's existing business, (ii) working capital needs, (iii) sales and administrative expenses, (iv) repayment of existing indebtedness, and (v) general corporate purposes. However, notwithstanding the foregoing, no portion of such proceeds shall be used to prepay any of the Company's indebtedness under that certain Secured Promissory Note dated December 10, 1997 issued by the Company to Ascend Communications, Inc. in the original principal amount of $6,500,000.

     5.9 INFORMATION. Until the consummation of a Qualified IPO or Qualified Sale:

     (a)  The Company shall provide to Buyers:

          (i) within 120 days after the end of each fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year, the related audited consolidated statements of income, stockholders' equity, and cash flows for the year then ended, and the notes and schedules thereto, together with the reports thereon of the Company's independent public accountants;

          (ii) within 45 days after the end of each fiscal quarter, an unaudited consolidated balance sheet of the Company as of the end of such fiscal quarter and the related unaudited consolidated statements of income, stockholders' equity, and cash flows for the quarter then ended, together with a report by senior management of the Company setting forth in reasonable detail a discussion and analysis of the financial condition and results of operations of the Company for such period (including a comparison to the corresponding period in the preceding fiscal year);

          (iii) within 30 days after the end of each calendar month, unaudited financial statements of the Company for such month, with an accompanying disclosure of variances from the Company's operating plan;

          (iv) prior to the beginning of each fiscal year, a copy of the Company's operating plan for such upcoming year; and

          (v) other information and reports which Buyers from time to time may reasonably request.

     (b) Each Buyer shall be entitled, upon reasonable advance notice and at such Buyer's expense, to inspect the books and records of the Company during normal business hours.

     (c) The Company shall immediately notify Buyers of the commencement of any material Proceeding against the Company or upon the Company's knowledge of any event that might reasonably be expected to create a liability under ERISA.

     5.10 BOARD APPROVAL OF CERTAIN CAPITAL EXPENDITURES. Until the consummation of a Qualified IPO or Qualified Sale, the Company agrees that any capital expenditure not expressly contemplated by the Company's capital budget and that individually exceeds $150,000 shall be subject to the prior approval of the full Board of Directors of the Company.

     5.11 POST-CLOSING AMENDMENT. The Company agrees that during the two-week period following the Closing, in the event any party desires to purchase shares of Preferred Stock on the same terms as contained in this Agreement, then the Company shall execute an amendment to this Agreement in order to allow such party to make such purchase and to require such party to become subject to the representations, warranties, covenants and other provisions contained herein. The Company's obligation to admit additional purchasers pursuant to this Section shall be limited to an aggregate investment of $450,000.

     5.12 SURVIVAL OF COVENANTS. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

                                  ARTICLE VI.

                          SHARE TRANSFER RESTRICTIONS

     6.1  RIGHT OF FIRST OFFER.

     (a) In the event that any Buyer desires to transfer for value to a nonaffiliate any shares of the capital stock of the Company, then such Buyer shall first provide written notice to the Company of such desire and containing the number shares to be transferred (the "Offered Shares"). Upon receipt of such notice, the Company shall have five (5) business days in which to notify the Buyer of the Company's intention to purchase all or part of the Offered Shares, with such notice containing the nature and timing of payment and all other material terms and conditions (the "Offer"). The Buyer in its sole discretion may for any reason decline or accept the Offer, which shall remain irrevocable for ten (10) business days following receipt by the Buyer, by providing written notice to the Company. Following the earlier of
(i) the expiration of five (5) business days without Buyer having received an Offer from the Company, (ii) Buyer providing written notice to the Company of the Buyer's rejection of the Offer, or (iii) the expiration of ten (10) business days following Buyer's acceptance of the Offer, without the

Company having consummated the transactions contemplated by the Offer (as applicable, the "Transferability Date"), the Buyer may freely transfer (subject to otherwise applicable restrictions) the Offered Shares to any party and upon terms and conditions negotiated and agreed to by such Buyer in its discretion (an "Allowed Transfer"), in which case the transferee must agree in writing to take the Offered Shares subject to the obligations of the Buyer-transferor contained in this Agreement. Any Allowed Transfer must take place on terms and conditions that are more favorable (taking into account factors such as timing, price, financing, type of consideration, feasibility of consummation, etc.) than those contained in the Offer. In the event the Buyer is unable, within ninety (90) days from the Transferability Date, to agree upon such terms with a third party transferee, then Buyer's ability to sell the Offered Shares shall again be restricted by the provisions of this
Section in the same manner as applicable immediately prior to the Buyer's delivery to the Company of the notice regarding the Offered Shares as required by the first sentence of this paragraph. The Buyer shall remain subject to this Agreement during the time it retains any of its Shares.

     (b) Notwithstanding anything to the contrary set forth in paragraph (a) of this Section, in the event any Buyer negotiates and agrees on terms and conditions for the sale of the Offered Shares to a party listed on
SCHEDULE 6.1(b) hereof, such Buyer shall provide written notice to the Company of its intention to sell the Offered Shares to such party (the "Transfer Notice"). The Transfer Notice shall include an offer to sell the Offered Shares to the Company (the "Refusal Offer") on the same terms and conditions as agreed to with the intended transferee referenced in the Transfer Notice. The Transfer Notice shall set forth in reasonable detail the terms and conditions, including number and price per share of the Offered Shares, the method of payment and the proposed closing date (which shall in no event be earlier than the expiration of twenty (20) business days following the receipt by the Company of the Transfer Notice). The Company shall have five (5) business days from the date it receives the Transfer Notice to provide to the relevant Buyer a written acceptance or rejection of the Refusal Offer. If the Company accepts the Refusal Offer, then such acceptance shall provide the arrangements for closing, which shall occur no later than the twentieth (20th) business day following the date the Company received the Transfer Notice. In the event the Transfer Notice contemplates a portion or all of the consideration to be paid in a form other than cash, then the Company's right to purchase the Offered Shares shall be for the fair market value equivalent of all consideration to be paid by the intended transferee, with the determination of such equivalent to be determined in good faith by the Board of Directors of the Company and the Buyer. Following the earlier of: (i) the expiration of five (5) business days without Buyer having received an acceptance of the Refusal Offer by the Company, (ii) the written rejection by the Company of the Refusal Offer, (iii) the expiration of twenty (20) business days without the Company having consummated the transactions contemplated by the Refusal Offer, or (iv) the inability of the Company and the relevant Buyer to agree in good faith on the fair market value of the non-cash consideration to be paid by the Company, then the Buyer shall be entitled to sell not less than all of the Offered Shares on the terms described in the Transfer

Notice, in which case the transferee must agree in writing to take the Offered Shares subject to the obligations of the Buyer-transferor contained in this Agreement. The Buyer shall remain subject to this Agreement during the time it retains any of its Shares.

                                 ARTICLE VII.

                         SURVIVAL OF REPRESENTATIONS;
                                INDEMNIFICATION

     7.1 SURVIVAL. The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing for a period of four
(4) years, regardless of any investigation made by or on behalf of any party.

     7.2 INDEMNIFICATION BY COMPANY. Subject to the terms and conditions of this Article VII, the Company shall indemnify, defend, and hold harmless Buyers from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by Buyers, directly or indirectly, by reason of or resulting from any breach by the Company of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto.

     7.3 INDEMNIFICATION BY BUYERS. Subject to the terms and conditions of this Article VII, Buyers shall severally indemnify, defend, and hold harmless the Company from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Company, directly or indirectly, by reason of or resulting from any breach by a Buyer of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto.

     7.4 PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Section 7.2 or 7.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

     7.5 INDEMNIFICATION DESPITE NEGLIGENCE. It is the express intention of the parties hereto that each person to be indemnified pursuant to this
Article VII shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article VII notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such person and regardless of whether any other person (including the other parties to this Agreement) is or is not also negligent.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     8.1 NOTICES. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

     If to Buyers:

               Apogee Fund LP
               201 Main Street, Suite 2001
               Fort Worth, TX  76102
               Attention: Emmett M. Murphy
               Telefax:  817-335-1822

               Emmett M. Murphy
               201 Main Street, Suite 2001
               Fort Worth, TX  76102
               Telefax:  817-335-1822

               ISP Investors, L.P.
               201 Main Street, Suite 2001
               Fort Worth, TX  76102
               Attention: John Kleinheinz
               Telefax:  817-348-8010

               Scott M. Kleberg
               301 Commerce Street, Suite 1600
               Fort Worth, TX  76102
               Telefax:  817-336-7523

               J. Luther King, Jr.
               301 Commerce Street, Suite 1600
               Fort Worth, TX  76102
               Telefax:  817-332-4630

               Scot C. Hollmann
               301 Commerce Street, Suite 1600
               Fort Worth, TX  76102
               Telefax:  817-332-4630

               Fourteen Hill Capital, LP
               1700 Montgomery Street, Suite 250
               San Francisco, CA  94111
               Attention: Chris Rodskog
               Telefax:  415-394-9471
          with a copy to:

               Thompson & Knight, P.C.
               801 Cherry Street, Suite 1600
               Fort Worth, TX  76102
               Attention:  Stephen B. Norris, Esq.
               Telefax: 817-347-1799


          If to the Company:

               FlashNet Communications, Inc.
               1812 N. Forest Park Blvd.
               Fort Worth, TX  76102
               Attention:  Scott Leslie, President
               Telefax:  817-332-9594


          with, a copy to:

               Cantey & Hanger, L.L.P.
               801 Cherry Street, Suite 2100
               Fort Worth, TX  76102
               Attention:  Dean A. Tetirick, Esq.
               Telefax:  817-877-2807

Such notices, requests, demands, and other communications shall be effective
(i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.

     8.2 ENTIRE AGREEMENT. This Agreement, together with the Schedules, Exhibits, Annexes, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     8.3 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that a Buyer may assign to any affiliate of such Buyer any of such Buyer's rights, interests, or obligations hereunder, upon notice to the other party or parties, provided that no such assignment shall relieve such Buyer of its obligations hereunder. Except as provided in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     8.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

     8.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     8.6 FURTHER ASSURANCES. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

     8.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

     8.8 GENDER. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     8.9 REFERENCES. All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby",

"hereunder", and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes", and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit, or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit, or Annex to this Agreement. All Schedules, Exhibits, and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     8.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     8.11 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

     8.12 SCHEDULES (DISCLOSURE). Each of the Schedules to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

     8.13 SCHEDULES (CONSTRUCTION). The disclosures in the Schedules to this Agreement, and those in any supplements thereto, shall relate to all of the representations and warranties in this Agreement to which they substantively relate and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), those in this Agreement shall control.

     8.14  CONSENT TO JURISDICTION.

     (a) The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Fort Worth, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 8.1.

     8.15 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

     8.16  WAIVER.  The Company, on the one hand, or Buyers, on the other, may:
(i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     8.17 REMEDIES NOT EXCLUSIVE. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant, or agreement contained in this Agreement shall, subject to Sections
8.12 and 8.13, in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     8.18 SEVERAL LIABILITY OF BUYERS. The liability of Buyers with respect to the agreements, covenants, representations and warranties of Buyers contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall be several (and expressly not joint and several), and each Buyer shall only be liable with respect thereto to the extent such agreements, covenants, representations or warranties applies to himself, herself, or itself and not with respect to any other Buyer.


                                     ARTICLE IX.

                                     DEFINITIONS

     9.1 CERTAIN DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

          "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, "control" when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Affiliated Group" has the meaning set forth in Section 1504 of the Code.

          "Ancillary Documents" means each agreement, instrument, and document (other than this Agreement) executed or to be executed in connection with the transactions contemplated by this Agreement.

          "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

          "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of a party, or (ii) to the ability of a party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

          "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

          "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

          "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

          "Qualified IPO" means a registered underwritten public offering of the Common Stock: (i) resulting in gross proceeds (before deduction of underwriters' commissions, discounts or expenses) to the Company of at least $15,000,000, (ii) resulting in a pre-offering valuation of the Company's outstanding equity by the underwriters of at least $50,000,000, and (iii) immediately following the consummation of which the Company is legally permitted to declare and pay (and the Company does declare and pay) all accrued and unpaid dividends on the Shares then outstanding.

          "Qualified Sale" means any merger, reorganization, change of control, or other transaction: (i) resulting in proceeds (before directly attributable fees and expenses) to the Company or its shareholders of cash and/or marketable securities having an aggregate value of at least $38,000,000, and (ii) in which each share of Preferred Stock is valued for at least $12.14 per share (if during the eighteen months following the Closing Date) or at least $18.21 per share (if subsequent to the eighteenth month following the Closing Date), and
     (iii) in connection with which or immediately following the consummation of which the Company is legally permitted to declare and pay (and the Company does declare and pay) all accrued and unpaid dividends on the Shares then outstanding.

          "reasonable best efforts" means a party's reasonable best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture, or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by the Company, or any limited partnership of which the Company or any Subsidiary is a general partner.

          "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

          "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

          "to the best knowledge" of a specified person (or similar references to a person's knowledge) means all information to be attributed to such person actually or constructively known to (a) such person in the case of an individual or (b) in the case of a corporation or other entity, an executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such person. A person has "constructive knowledge" of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter.

          "U.S. GAAP" means generally accepted accounting principles in the United States of America from time to time.

     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                              THE COMPANY:

                              FLASHNET COMMUNICATIONS, INC.


                              By: /s/ Scott Leslie
                                 ------------------------------------
                                   Name:  M. Scott Leslie
                                        -----------------------------
                                   Title: President
                                         ----------------------------


                              BUYERS:

                              APOGEE FUND LP
                              By:   Paradigm Capital
                                   ---------------------------------,
                                   its General Partner


                                   By: /s/ Emmett Murphy
                                      -------------------------------
                                      Name:  Emmett M. Murphy
                                           --------------------------
                                      Title: President
                                            -------------------------

                              /s/ Emmett M. Murphy
                              ---------------------------------------
                              Emmett M. Murphy


                              ISP Investors, L.P.
                              By:  Kleinheinz Capital Partners, LLC,
                                   its General Partner


                                   By: /s/ John Kleinheinz
                                      -------------------------------
                                      Name:  John Kleinheinz
                                           --------------------------
                                      Title: General Partner
                                            -------------------------

                              /s/ Scott M. Kleberg
                              ---------------------------------------
                              Scott M. Kleberg

                              /s/ Luther King
                              ---------------------------------------
                              J. Luther King, Jr.

                              /s/ Scot C. Hollmann
                              ---------------------------------------
                              Scot C. Hollmann


                              FOURTEEN HILL CAPITAL, LP
                              By:  Fourteen Hill Management, LLC,
                                   its General Partner
                               By: Point West Capital Corporation,
                                   its General Partner


                                   By: /s/ Chris P. Rodskog
                                      -------------------------------
                                      Name:  Chris P. Rodskog
                                           --------------------------
                                      Title: Senior Vice President
                                            -------------------------